EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY RAISES 3RD QUARTER NET INCOME FORECAST

Management to Present Company Update

TACOMA, WA, September 15, 2003—Labor Ready, Inc. (NYSE: LRW) announced today that Joe Sambataro, president and chief executive officer, and Steve Cooper, chief financial officer, will review the Company’s current strategies and operational trends with analysts and portfolio managers at 12:10 p.m. (ET), Wednesday, September 17, 2003, in New York City. A live web cast of the presentation (including presentation slides) will be available at: http://www.LaborReady.com and will be available for replay for 30 days following the event.

The Company also updated its previous guidance for 2003. For the third quarter of 2003, the Company estimates net income per share to be between $0.21 and $0.23, a 15% increase over previous estimates of between $0.18 and $0.20 per share as issued by the Company on July 15, 2003, and compared to $0.18 a year earlier. Revenue for the quarter is expected to be between $250 and $255 million, as compared to $250.9 million a year earlier and previous guidance of $245 and $255 million.

The Company currently estimates revenue for the year between $865 and $875 million. Net income per share for the year is estimated at between $0.36 and $0.39, as compared to earlier estimates of between $0.33 and $0.36, and 33% higher than net income per share of $0.28 in 2002.

“Our new revenue estimate is in line with our previous guidance,” said Sambataro. “Achieving gross margins of 30%, or 1% higher than a year earlier, continues to contribute much of the strength in our results. In addition, we have continued to control selling, general and administrative costs.”

The Company expects to release its financial results for the third quarter ending September 26, 2003 after the market closes on October 14, 2003 and will host a conference call at 5:00 p.m. (ET) on October 14, 2003. Details for that conference call will be announced separately.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor to the light industrial and small business markets. Labor Ready serves approximately 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. In 2002, the Company put nearly 600,000 people to work. Labor Ready operates more than 790 locations in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com .

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods, the success of measures for controlling costs and maintaining gross margins, and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; and 9) other risks described in our filings with the Securities and Exchange Commission, including our Report on Form 10-Q filed August 5, 2003.

For more information, contact:

Stacey Burke

Director of Public Relations

Labor Ready, Inc.

(253) 680-8291